UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒           Soliciting Material Under Rule 14a-12

DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER
BETSY S. ATKINS
MARGARET SHÂN ATKINS
JEAN M. BIRCH
JAMES P. FOGARTY
CYNTHIA T. JAMISON
WILLIAM H. LENEHAN
LIONEL L. NOWELL, III
ALAN N. STILLMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Darden Restaurants, Inc., a Florida corporation (the “Company”).

On August 5, 2014, Starboard Value LP issued the following press release:

STARBOARD RESPONDS TO DARDEN'S LATEST MISLEADING STATEMENTS

States that the Company is Once Again Confused and Wrong

Starboard Affirms Commitment to Sustaining and Enhancing the Company's $2.20 Annual Dividend and Investment-Grade Rating

Starboard and its Slate of Highly-Qualified Director Candidates Are Fully Committed to Substantially Improving Darden's Guest Satisfaction, Employee Satisfaction, Revenue, Cash Flow, Earnings, and Shareholder Value

NEW YORK, NY – August 5, 2014 – Starboard Value LP (together with its affiliates, "Starboard"), one of the largest shareholders of Darden Restaurants, Inc. ("Darden" or the "Company"), with beneficial ownership of approximately 8.8% of the outstanding common stock of the Company, today announced it has responded to a series of misleading statements made by Darden.

Jeffrey C. Smith, Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, stated, "Unfortunately, Darden continues to get many things wrong.  It is, therefore, not surprising that they are also wrong about our priorities as we work hard to vastly improve Darden with the best interests of all shareholders in mind.  We, like many of Darden's shareholders, value Darden's attractive $2.20 annual dividend and investment grade rating.  We believe that we can not only maintain the dividend and investment grade rating, but that we can also make the dividend safer, hopefully increase the dividend over time, and fortify the investment grade rating. We believe our plans for Darden will result in significant shareholder value creation, while also strengthening the dividend and investment grade rating.  On the other hand, we believe the status quo Board and management represent a substantial risk, since we believe they are unable to produce the significant pre-tax and after tax cash flow advantages that we believe our plan will generate.  Improving value, protecting and, hopefully, enhancing the dividend, and fortifying the investment grade rating, all require improved, strategy, execution, and cash flow generation.  We believe it is abundantly clear that a change in the Board provides all shareholders with the best opportunity to own a stronger and better performing company."

Mr. Smith continued, "Further, we find management and the Board's arguments for why they needed to give away Red Lobster instead of listening to their shareholders highly concerning.  We believe they basically said that they needed to give away Red Lobster because they didn't know how to improve their own restaurants.  Since they were concerned that they couldn't improve Red Lobster, it was easier for them to just give it away.  To that we would say, why should we trust them to turn around Olive Garden?"

Mr. Smith concluded, "In early September we will be publishing a comprehensive transformation plan for Darden.  This plan involves company-wide operational improvements and a turnaround of Olive Garden, along with strategic initiatives including a value enhancing strategy for Darden's real estate assets, a potential spin-off of the company's Specialty Restaurant Group (SRG), and a value-enhancing franchising strategy.  We are confident that this plan will protect the dividend and investment grade rating while creating substantial value for Darden's shareholders.  In order to implement this plan, however, it is essential that Darden establish strong leadership at the CEO and Board level – leadership with relevant experience, a proven ability to drive results, and a strong commitment to, and respect for, proper corporate governance.  We look forward to the responsibility of representing the best interests of the shareholders of Darden."

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Darden Restaurants, Inc. (the “Company”).

STARBOARD ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

The participants in this solicitation are Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Leaders Delta LLC (“Starboard Delta LLC”), Starboard Leaders Fund LP (“Starboard Leaders Fund”), Starboard Value LP, Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Starboard Value A LP (“Starboard A LP”), Starboard Value A GP LLC (“Starboard A GP”), Starboard Value R LP (“Starboard R LP”), Starboard Value R GP LLC (“Starboard R GP”), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Bradley D. Blum, Charles M. Sonsteby, Robert Mock, Craig S. Miller, Betsy S. Atkins, Margaret Shan Atkins, Jean M. Birch, James P. Fogarty, Cynthia T. Jamison, William H. Lenehan, Lionel L. Nowell, III, and Alan N. Stillman.

As of the date hereof, Starboard V&O Fund directly beneficially owns 2,535,767 shares of common stock, no par value of the Company (the "Common Stock").  As of the date hereof, Starboard S LLC directly owns 580,066 shares of Common Stock. As of the date hereof, Starboard C LP directly owns 317,952 shares of Common Stock. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 317,952 shares owned by Starboard C LP. Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 317,952 shares owned by Starboard C LP. As of the date hereof, Starboard Delta LLC directly owns 3,457,025 shares of Common Stock, which includes 1,725,000 shares of Common Stock underlying call options exercisable within 60 days hereof. Starboard Leaders Fund, as a member of Starboard Delta LLC, may be deemed the beneficial owner of the 2,482,025 shares owned by Starboard Delta LLC. Starboard A LP, as the general partner of Starboard Leaders Fund and the managing member of Starboard Delta LLC, may be deemed the beneficial owner of the 2,482,025 shares owned by Starboard Delta LLC. Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the 2,482,025 shares owned by Starboard Delta LLC. As of the date hereof, Starboard Value LP beneficially owns 10,660,000 shares of Common Stock, consisting of shares of Common Stock owned directly by Starboard V&O Fund, Starboard S LLC, Starboard C LP and Starboard Delta LLC, and 4,744,190 shares of Common Stock held in certain managed accounts (the "Starboard Value LP Accounts"). Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co, and Messrs. Smith, Feld and Mitchell, each as a member of Principal GP and as a member of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed to be the beneficial owner of the aggregate of 10,660,000 shares of Common Stock owned directly by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard Delta LLC and held in the Starboard Value LP Accounts. As of the date hereof, Mr. Blum directly owns 2,250 shares of Common Stock. As of the date hereof, Mr. Sonsteby directly owns 3,000 shares of Common Stock. As of the date hereof, Mr. Mock directly owns 1,318 shares of Common Stock. As of the date hereof, Mr. Miller directly owns 1,000 shares of Common Stock.  As of the date hereof, Ms. Betsy Atkins directly owns 200 shares of Common Stock.  As of the date hereof, Ms. Shan Atkins directly owns 150 shares of Common Stock.  As of the date hereof, Ms. Birch directly owns 450 shares of Common Stock.  As of the date hereof, Ms. Jamison directly owns 420 shares of Common Stock.  As of the date hereof, Mr. Lenehan directly owns 1,108 shares of Common Stock.  As of the date hereof, Mr. Stillman directly owns 100 shares of Common Stock.  As of the date hereof, Mr. Fogarty directly owns 1,990 shares of Common Stock.  As of the date hereof, Mr. Nowell directly owns 400 shares of Common Stock.